Exhibit 99.1

August 25, 2003

Carl Horowitz, President and Chief Executive Officer

Polymer Research Corp. of America

2186 Mill Avenue

Brooklyn, New York 11234

Re:

Finders Fee

Dear Mr. Horowitz:

Aegis Capital, Inc. has introduced four investors (the “Investors”) to Polymer
Research Corp. of America (“PROA”) interested in purchasing up to an aggregate of 500,000 shares of common stock, par value $0.01 per share or PROA (the “Shares”), pursuant to options in the form of Exhibit A to this letter agreement, at an exercise price of $0.70 per share, exercisable for the period from the effective date of the registration statement on Form S-2 filed with the Securities and Exchange Commission on or about June 16, 2003 until August 14, 2003.
PROA shall have no obligation to cause the Registration Statement to become effective.

PROA agrees to pay Aegis Capital, Inc. a finders fee of 5% of the exercise price of each Share acquired upon exercise of the options by the Investors.  Aegis Capital, Inc.
represents and warrants that it is a registered broker dealer.  Aegis Capital, Inc. agrees that it will not make any representation or warranty concerning the options or Shares except as set forth in the preliminary and final prospectus contained in the Registration Statement on Form
S-2 filed with the Securities Exchange Commission.

Dr. Carl Horowitz, President and Chief Executive Officer

August 25, 2003

If you agree with the foregoing, please sign in the space provided and return a signed copy of this agreement to us.

Very truly yours,

AEGIS CAPITAL, INC.

By: /s/

Name:

Title:

AGREED:

POLYMER RESEARCH CORP. OF AMERICA

By: /s/ Carl Horowitz

Carl Horowitz, President and Chief Executive Officer

Dated: